EXHIBIT 10.1

AGREEMENT TERMINATING WARRANTS
AND REGISTRATION RIGHTS

THIS AGREEMENT TERMINATING WARRANTS AND REGISTRATION RIGHTS (the “Agreement”) is entered into this 9th day of May, 2007, by and between EAU TECHNOLOGIES, INC., a Delaware corporation (“Company”), WATER SCIENCE, LLC, a Florida limited liability company (“Water Science”) and PETER ULLRICH, a resident of Florida and the sole member of Water Science (“Ullrich”).

Background

WHEREAS, the Company issued to Water Science the following warrants to purchase common stock issued by the Company: (i) a warrant, dated September 16, 2005, to purchase 2 million shares for a purchase price of $2.76 per share, such warrant expiring on September 16, 2008; and (ii) a warrant, dated May 1, 2006, to purchase 6.4 million shares for a purchase price of $2.76 per share, such warrant expiring on May 1, 2009 (collectively, the “Original Warrants”);

WHEREAS, Water Science and the Company executed two registration rights agreements, one dated September 16, 2005 and the other May 1, 2006 (collectively, the “Original Registration Rights Agreements”) pursuant to which the Company agreed, among other things, to file a registration statement with the Securities Exchange Commission for the shares of common stock of the Company to be issued to Water Science upon Water Science’s exercise of the Original Warrants; and

WHEREAS, the Company and Water Science desire to execute this Agreement to terminate the Original Warrants and the Original Registration Rights Agreements, among other items.

NOW, THEREFORE, in consideration of the mutual obligations and agreements set forth herein, the receipt, adequacy and sufficiency of which are hereby acknowledged, Water Science and the Company hereby covenant and agree as follows:

1.  Termination. The Original Warrants and the Original Registration Rights Agreements are hereby unconditionally and irrevocably terminated, effective on the date hereof, and neither such warrants or agreements are of any force or effect.

2.  Issuance of Replacement Warrants and Replacement Registration Rights Agreement. Simultaneously with the execution of this Agreement:

(a)  The Company has issued to Water Science, and Water Science has accepted, the following warrants, both of which expire, if unexercised, on the third anniversary of the date hereof (the “Replacement Warrants”):

i.	A warrant to purchase 5,169,231 shares of EAU common stock for an exercise price of $1.30 per share (“Exercise Price”); and

ii.	A warrant to purchase 3,230,769 shares of EAU common stock for the Exercise Price, as evidenced by the Warrant and Put Agreement of even date herewith (the “Put Warrant”).

(b)  The Company and Water Science have executed and delivered that certain Registration Rights Agreement which covers the Replacement Warrants, among other things, and supersedes the Original Registration Rights Agreements (the “Replacement Registration Rights Agreement”).

3.  Representations and Warranties. To induce the Company to enter into this Agreement, Water Science hereby makes the following representations and warranties to the Company (each of which is material to, and relied upon by, the Company):

(a)  Due Organization. Water Science is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business.

(b)  Power & Authority; Due Authorization & Execution; Enforceability. Water Science has all necessary company power and authority to enter into this Agreement and each certificate, agreement, document and instrument to be executed and delivered by Water Science in connection with the transactions contemplated by this Agreement (collectively, the “Water Science Ancillary Documents”) and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

This Agreement and the Water Science Ancillary Documents have been duly authorized, executed and delivered by Water Science. This Agreement and Water Science Ancillary Documents each constitute the legal, valid and binding obligation of Water Science and, assuming due authorization, execution and delivery by the Company, will be enforceable against Water Science in accordance with its terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect, if any, of general principles of equity.

(c)  No Conflicts. The execution and delivery by Water Science of this Agreement and Water Science Ancillary Documents and the consummation by Water Science of the transactions contemplated hereby and thereby do not and will not:

(i)
violate any law, rule or regulation of, or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with, any foreign, federal, state or local governmental authority, body, agency, official, regulatory or administrative agency, body or official, or governmental commission, court, tribunal, body, or agency (singularly and collectively, the “Governmental Authority”) applicable to Water Science;

(ii)	require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any Governmental Authority; or

(iii)	violate the terms of any instrument, document or agreement to which Water Science is a party or bound.

(d)  Title to the Original Warrants. Water Science has good, valid and marketable title to all of the Original Warrants, free and clear of all Encumbrances (defined below). Water Science has not (directly or indirectly) exercised, attempted to exercise, or transferred any of the Original Warrants.

As used in this Agreement, “Encumbrances” shall mean any security interest, pledge, lien (whether or not filed or recorded, whether or not inchoate and whether or not perfected), charge, adverse claim of ownership or any other encumbrance of any kind.

4.  Representations and Warranties. To induce Water Science to enter into this Agreement, the Company hereby makes the following representations and warranties to Water Science (each of which is material to, and relied upon by Water Science):

(a)  Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by the Company and to carry on its business.

(b)  Power & Authority; Due Authorization & Execution; Enforceability. The Company has all necessary company power and authority to enter into this Agreement and each other certificate, agreement, document and instrument to be executed and delivered by the Company in connection with the transactions contemplated by this Agreement (including without limitation, the Put Warrant) (collectively, the “Company Ancillary Documents”) and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

This Agreement and the Company Ancillary Documents have been duly authorized, executed and delivered by the Company. This Agreement and The Company Ancillary Documents each constitute the legal, valid and binding obligation of the Company and, assuming due authorization, execution and delivery by Water Science, will be enforceable against the Company in accordance with its terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect, if any, of general principles of equity.

(c)  No Conflicts. The execution and delivery by the Company of this Agreement and the Company Ancillary Documents and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not:

(i)	violate any law, rule or regulation of, or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with, any Governmental Authority applicable to the Company;

(ii)	require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any Governmental Authority; or

(iii)	violate the terms of any instrument, document or agreement to which the Company is a party or bound.

5.  Release. Water Science hereby covenants not to sue, and releases and forever discharges, the Company and its directors, officers, agents, employees, subsidiaries, affiliates, successors, and assigns from any and all claims, demands, actions, causes of action, liabilities, losses, costs and damages of every kind or nature whatsoever, whether known or unknown, whether or not previously asserted, even though unexpected, from the beginning of time, (A) which arise out of actions or omissions occurring on or prior to the date hereof or which arise out of conditions existing on or prior to the date hereof, and (B) which are related to the Original Warrants and/or the Original Registration Rights Agreement.

This release is intended to be a general release relating only to the Original Warrants and the Original Registration Rights Agreements, including, without limitation, any penalties pursuant to Section 1(b) of both such registration rights agreements. Notwithstanding anything herein to the Agreement to the contrary, nothing in this release shall release the Company for any claim for a breach of this Agreement.

Water Science hereby represents and warrants to the Company that Water Sceince has not (directly or indirectly) conveyed, sold, transferred or assigned (expressly, by operation of law or otherwise) to any other person or entity any of the claims or actions it is releasing in this Section 5.

This release shall survive without limitation.

6.  Agreement Regarding Put Right. Water Science and Ullrich hereby each agree that neither shall take any action (directly or indirectly) as a shareholder of the Company to cause the Company (including, without limitation, its board of directors) to terminate the put rights of the Company set forth in the Put Warrant, or to cause the Company (including, without limitation, its board of directors) to waive or release such rights in any manner. Water Science and Ullrich hereby each agree to execute and deliver any additional documents or instruments reasonably requested by the Company to acknowledge their agreement to the foregoing or to further effectuate the foregoing, including, without limitation, executing a proxy or a voting agreement.

7.  Agreement Regarding Convertible Note. Water Science and Ullrich hereby each acknowledge and agree that, notwithstanding Sections 9(a)(iv) and 9(a)(v) of that certain Senior Secured Convertible Promissory Note (“Convertible Note”), dated as of September 16, 2005, in the principal amount of $3,000,000 and payable to the order of Water Science, (a) the issuance of neither the Original Warrants nor the Replacement Warrants shall cause an adjustment to the Conversion Price (as defined in the Convertible Note), and (b) as of the date hereof, the Conversion Price of the Convertible Note shall be deemed to be $3.00.

8.  Acknowledgments: By executing this Agreement, Water Science and Ullrich each certify to the Company that:

(i)	it/he has carefully read and fully understands the terms and provisions of this Agreement:

(ii)	it/he has been encouraged to consult with an attorney before signing this Agreement;

(iii)
it/he agrees to the terms of this Agreement knowingly, voluntarily, without intimidation, coercion or pressure, as its/his own free act and deed, and with full understanding that it/he is waiving and relinquishing certain rights, claims, remedies, damages, and/or causes of action as stated in this Agreement; and

(iv)	that no promise or inducement has been offered or made except as set forth or referenced herein.

9.  General Provisions.

(a) Entire Agreement. This Agreement constitutes the entire agreement and understanding of Water Science, Ullrich and the Company with respect to the subject matter of this Agreement and supersedes and terminates all other prior commitments, arrangements or understandings, whether oral or written, between Water Science, Ullrich and the Company with respect to the subject matter of this Agreement.

(b) Modification. This Agreement may not be modified or amended except by an instrument in writing executed by Water Science and the Company.

(c) Binding. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

(d) Counterparts. This Agreement may be executed with multiple signature pages in one or more counterparts, and fully executed counterparts shall be considered one and the same instrument.

(e) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia.

(f) Severability. If any provision of this Agreement or any of the provisions of the exhibits attached hereto is prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or the exhibits attached hereto.

(g) Further Assurances. Water Science and Ullrich hereby agree to execute all such further and additional documents as shall be reasonably necessary to carry out the provision of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first set forth above.

EAU Technologies, Inc.	Water Science, LLC

By /s/ Wade R. Bradley	By: /s/ Peter Ullrich
Wade R. Bradley	Peter Ullirch, Manager
Chief Executive Officer

Ullrich

/s/ Peter Ullrich
Peter Ullrich